TREDEGAR REPORTS FOURTH-QUARTER AND FULL YEAR 2016 RESULTS

RICHMOND, VA--(BUSINESS WIRE)--February 22, 2017--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported fourth-quarter and full year financial results for the period ended December 31, 2016.
Fourth quarter 2016 net income was $1.7 million ($0.05 per share) compared with net loss of $5.9 million ($0.18 per share) in the fourth quarter of 2015. Net income (loss) from ongoing operations, which excludes the special items shown in the table below, was $3.4 million ($0.10 per share) in the fourth quarter of 2016 and $11.0 million ($0.34 per share) in the fourth quarter of 2015. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income (loss) from ongoing operations, a non-GAAP financial measure, for the three and twelve months ended December 31, 2016 and 2015, is shown below:

(in millions, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income (loss) as reported under GAAP	$1.7	$(5.9)	$24.5	$(32.1)
After-tax effects of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.5	1.4	3.1	3.0
(Gains) losses from sale of assets and other	1.2	15.5	(4.9)	17.7
Goodwill impairment charge	—	—	—	44.5
Net income from ongoing operations *	$3.4	$11.0	$22.7	$33.1

Earnings (loss) per share as reported under GAAP (diluted)	$0.05	$(0.18)	$0.75	$(0.99)
After-tax effects per diluted share of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.01	0.04	0.09	0.09
(Gains) losses from sale of assets and other	0.04	0.48	(0.15)	0.54
Goodwill impairment charge		—	—	1.37
Earnings per share from ongoing operations (diluted) *	$0.10	$0.34	$0.69	$1.01
* See Notes to the Financial Tables in this press release for further details regarding the special items that reconcile net income (loss) to net income from ongoing operations and earnings (loss) per share to earnings per share from ongoing operations.

Highlights for the fourth quarter include:

•	Operating profit from ongoing operations for Bonnell Aluminum of $10.0 million was $0.4 million higher than the fourth quarter of 2015

•	Operating profit from ongoing operations for PE Films of $2.7 million was $9.7 million lower than the fourth quarter of 2015

•	Operating profit from ongoing operations for Flexible Packaging Films of $0.6 million was $3.1 million lower than the fourth quarter of 2015

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John D. Gottwald, Tredegar’s president and chief executive officer, said, “Tredegar’s aluminum extrusions unit, Bonnell, turned in another excellent quarter, while PE Films’ results were weak.  Multiple transitions are taking place in our films business, which will continue for several more quarters.  Terphane continues to face difficult market conditions due to large industry excess capacity.”

Mr. Gottwald continued, “Earlier this month we announced Bonnell’s acquisition of Futura Industries. I am optimistic that this acquisition will contribute meaningfully to Tredegar’s growth and diversification.”

OPERATIONS REVIEW
PE Films
PE Films is comprised of personal care materials, surface protection films, polyethylene overwrap films and films for other markets. A summary of fourth-quarter and full year operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In Thousands, Except Percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2016	2015	% Change	2016	2015	% Change
Sales volume (lbs)	32,806	38,417	(14.6)%	139,020	160,283	(13.3)%
Net sales	$79,672	$93,291	(14.6)%	$331,146	$385,550	(14.1)%
Operating profit from ongoing operations	$2,748	$12,426	(77.9)%	$26,312	$48,275	(45.5)%
Fourth-Quarter Results vs. Prior Year Fourth Quarter Results
Net sales (sales less freight) in the fourth quarter of 2016 decreased by $13.6 million versus 2015 primarily due to:

•	The wind down of volume related to lost business in personal care materials with PE Films’ largest customer ($4.2 million) and other personal care customers ($1.2 million) (see discussion below);

•	Lower volume in personal care materials primarily due to the timing of product transitions ($3.5 million);

•	Lower volume in surface protection films ($2.7 million) that reflects typical seasonality versus a strong performance in the fourth quarter of 2015; and

•	Lower volume of low margin overwrap films ($2.0 million).
As noted above, current year sales volume has declined in part due to the wind down of shipments for certain personal care materials related to previously announced known lost business, primarily with PE Films’ largest customer. The restructuring project to consolidate domestic manufacturing facilities in PE Films, which commenced in the third quarter of 2015 (“North American facility consolidation”), is expected to be completed in the second half of 2017. Once complete, annual pre-tax cash cost savings are expected to be approximately $5-6 million on cash-related expenditures. Exit costs are expected to be approximately $17 million. The table below summarizes the pro forma operating profit from ongoing operations for the fourth quarters of 2016 and 2015, had the impact of the events noted above been fully realized:

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	Three Months Ended December 31,
(In Thousands)	2016	2015
Operating profit from ongoing operations, as reported	$2,748	$12,426
Contribution to operating profit from ongoing operations associated with known lost business before restructurings & fixed costs reduction	108	2,712
Operating profit from ongoing operations net of the impact of known business that will be fully eliminated in future periods	2,640	9,714
Estimated future benefit of North American facility consolidation	1,300	1,300
Pro forma estimated operating profit from ongoing operations	$3,940	$11,014
Net sales associated with known lost business that have yet to be fully eliminated were approximately $1.1 million and $6.5 million in the fourth quarters of 2016 and 2015, respectively.
Net of the impact of known lost business, pro forma estimated operating profit from ongoing operations in the fourth quarter of 2016 decreased by $7.1 million versus the fourth quarter of 2015 primarily due to:

•	Lower contribution to profits from surface protection films ($2.1 million), primarily due to lower volume;

•	The unfavorable lag in the pass-through of average resin costs of $0.2 million in the fourth quarter of 2016 versus the favorable lag of $2.0 million in 2015;

•	A charge for inventories accounted for under the last-in last-out (“LIFO”) method of $0.9 million in the fourth quarter of 2016 versus income of $0.4 million in 2015;

•
Lower productivity due to operational inefficiencies in personal care films of $2.0 million, due in part to elastics production for European customers sourced from the Lake Zurich, Illinois facility; and

•	Higher research and development (“R&D”) expenses to support new product opportunities of $0.4 million offset by lower general, sales and administrative expenses of $0.6 million.
The surface protection operating segment of the PE Films reporting segment supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays during the manufacturing and transportation process and then discarded. The top three surface protection customers account for a significant portion of surface protection sales.
As previously discussed, the Company believes that over the next few years, there is an increased risk that a portion of its film used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. The Company estimates on a preliminary basis that the annual adverse impact on ongoing operating profit from customer shifts to alternative processes or materials in surface protection is in the range of up to $5 to $10 million. Given the technological and commercial complexity involved in bringing these alternative processes and materials to market, the Company is very uncertain as to the timing and ultimate amount of the possible transitions. In addition, the Company is experiencing increasing competitive pricing pressures in other surface protection applications. In response, the Company is aggressively pursuing new surface protection products, applications and customers.
The Company continues to anticipate a significant additional product transition in its personal care business after 2018 that has an estimated annual adverse impact on ongoing operating profit of $10 million. The competitive dynamics in the personal care business require continuous development of new materials for customers, which include the leading global and regional personal care producers. The product development process for personal care materials, which spans from idea inception to product commercialization, is typically 24 to 48 months.
Amounts estimated for the expected impact on future profits of lost business and product transitions are provided on a stand-alone basis and do not include any potential offsets such as sales growth, cost reductions or new product developments.

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2016 vs. 2015
Net sales in 2016 decreased by $54.4 million versus 2015 primarily due to:

•	The loss of business with PE Films’ largest customer related to various products in personal care materials ($22.0 million) and other personal care materials customers ($7.6 million);

•	Lower volume in personal care materials primarily due to the timing of product transitions and lower customer demand ($10.8 million);

•	A decline in volume in surface protection films ($6.2 million) that the Company believes is primarily the result of lower consumer demand for products with flat panel display screens; and

•
Lower volume of low margin overwrap films ($9.1 million) primarily due to the loss of business with a large customer, partially offset by sales growth for components used in LED lighting products ($1.3 million).

The table below summarizes the pro forma operating results for 2016 and 2015 had the impact of known lost business and efforts to consolidate domestic PE Films manufacturing facilities been fully realized:

	Twelve Months Ended December 31,
(In Thousands)	2016	2015
Operating profit from ongoing operations, as reported	$26,312	$48,275
Contribution to operating profit from ongoing operations associated with known lost business before restructurings & fixed costs reduction	2,995	13,349
Operating profit from ongoing operations net of the impact of known business that will be fully eliminated in future periods	23,317	34,926
Estimated future benefit of North American facility consolidation	5,200	5,200
Pro forma estimated operating profit from ongoing operations	$28,517	$40,126
Net sales associated with known lost business that have yet to be fully eliminated were $8.9 million and $38.5 million in 2016 and 2015, respectively.
Net of the impact of known lost business, pro forma estimated operating profit from ongoing operations in 2016 decreased by $11.6 million versus 2015 primarily due to:

•	Lower contribution to profits from surface protection films ($5.0 million) primarily due to lower volume and productivity issues;

•
Lower contribution to profits in personal care materials primarily due to volume declines resulting from the timing of product transitions and lower customer demand ($3.1 million) and lower productivity ($1.8 million) due in part to operational inefficiencies largely related to elastics production for European customers sourced from the Lake Zurich, Illinois facility;

•	The unfavorable lag in the pass-through of average resin costs of $0.2 million in 2016 versus the favorable lag of $1.3 million in 2015;

•	A charge for inventories accounted for under the LIFO method of $0.9 million in 2016 versus income of $0.4 million in 2015;

•	Higher contribution to profits from other products in PE Films ($0.7 million); and

•	Higher research and development expenses to support new product opportunities ($3.0 million), offset by lower general, sales and administrative expenses ($3.6 million).

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Capital Expenditures and Depreciation & Amortization
Capital expenditures in PE Films were $25.8 million in 2016 compared to $21.2 million in 2015. Capital expenditures are projected to be $36 million in 2017, including capacity expansion for elastics and acquisition distribution layer materials, other growth and strategic projects and approximately $10 million for routine capital expenditures required to support operations. Depreciation expense was $13.5 million in 2016 and $15.4 million in 2015. Depreciation expense is projected to be $16 million in 2017. Amortization expense was $0.1 million in 2016 and $0.1 million in 2015, and is projected to be $0.1 million in 2017.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of fourth-quarter and full year operating results from ongoing operations for Flexible Packaging Films, which excludes the 2015 goodwill impairment charge, is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Year Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	December 31,			December 31,
	2016	2015		2016	2015
Sales volume (lbs)	23,484	22,379	4.9%	89,706	82,347	8.9%
Net sales	$27,140	$27,993	(3.0)%	$108,028	$105,332	2.6%
Operating profit from ongoing operations	$591	$3,660	(83.9)%	$1,774	$5,453	(67.5)%
Fourth-Quarter Results vs. Prior Year Fourth Quarter Results
Net sales in the fourth quarter of 2016 decreased 3.0% versus the fourth quarter of 2015 primarily due to competitive pricing pressures and the pass-through of lower raw material costs, partially offset by a 4.9% increase in sales volume. Sales volume improved from the fourth quarter of 2015 to the fourth quarter of 2016 partially due to the increase of end-use applications for flexible packaging films in the Latin American market.

Operating profit from ongoing operations decreased by $3.1 million in the fourth quarter of 2016 versus 2015 primarily due to:

•
Higher volume partially offset by lower margins from competitive pricing pressures that primarily related to ongoing excess global capacity in the industry, particularly in Latin America, and unfavorable economic conditions in Brazil (net favorable impact of $0.4 million);

•	The favorable settlement of certain loss contingencies of $0.6 million in the fourth quarter of 2015 (none in 2016);

•	The estimated lag in the pass through of lower raw material costs of $0.8 million in the fourth quarter of 2015 (none in 2016);

•	Higher costs and expenses of $1.7 million primarily related to the adverse impact of high inflation in Brazil and the appreciation of the Brazilian Real relative to the U.S. Dollar; and

•	Higher depreciation and amortization costs ($0.3 million).
The Company expects Terphane’s future operating results to continue to be volatile until industry capacity utilization and the Brazilian business environment improve.
2016 vs. 2015
Net sales in 2016 increased 2.6% versus 2015 primarily due to a 8.9% increase in sales volume partially offset by competitive pricing pressures and the pass-through to customers of lower raw material costs. Sales volume improved from 2015 to 2016 partially due to the increase of end-use applications for flexible packaging films in the Latin American market.

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Operating profit from ongoing operations decreased by $3.7 million in 2016 versus 2015 primarily due to:

•	Foreign currency transaction losses of $3.5 million in 2016 versus foreign currency transaction gains of $3.5 million in 2015, associated with U.S. dollar denominated export sales in Brazil;

•	Higher volume ($3.0 million) and operating efficiencies ($0.7 million);

•
Net refunds of $1.6 million in 2015 received as a result of the reinstatement by the U.S. of the Generalized System of Preferences (GSP) program for allowing duty-free shipments of Terphane products into the U.S. (none in 2016);

•	The favorable settlement of certain loss contingencies of $0.6 million in 2015 (none in 2016);

•	The estimated lag in the pass through of lower raw material costs of $1.2 million in 2016 versus $1.0 million in 2015; and

•	Lower depreciation and amortization costs ($0.2 million) and other costs and expenses ($1.4 million).
Capital Expenditures, Depreciation & Amortization and Goodwill Impairment Charge
Capital expenditures in Flexible Packaging were $3.4 million in 2016 compared to $3.5 million in 2015. Capital expenditures are projected to be $4 million in 2017, including approximately $3 million for routine items required to support operations. Depreciation expense was $6.7 million in 2016 and $6.8 million in 2015. Depreciation expense is projected to be $7 million in 2017. Amortization expense was $2.8 million in 2016 and $2.9 million in 2015, and is projected to be $3 million in 2017.
During the third quarter of 2015, the Company performed a goodwill impairment assessment related to Terphane. This review was undertaken as a result of the continued competitive pressures related to ongoing unfavorable economic conditions in Terphane’s primary market of Brazil, and excess global industry capacity. The assessment resulted in a full write-off of the goodwill of $44.5 million associated with the acquisition of Terphane.

Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for building and construction, automotive, consumer durables, machinery and equipment, electrical and distribution markets. A summary of fourth-quarter and full year operating results from ongoing operations for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In Thousands, Except Percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2016	2015	% Change	2016	2015	% Change
Sales volume (lbs)	43,114	42,861	0.6%	172,986	170,045	1.7%
Net sales	$90,111	$88,797	1.5%	$360,098	$375,457	(4.1)%
Operating profit from ongoing operations	$10,008	$9,569	4.6%	$37,794	$30,432	24.2%
Fourth-Quarter Results vs. Prior Year Fourth Quarter Results
Net sales in the fourth quarter of 2016 increased versus 2015 primarily due to higher sales volume and an increase in average selling prices.  The higher sales volume had a net positive impact of $0.3 million on sales in 2016 versus 2015. Higher average net selling prices, primarily attributed to an increase in aluminum market prices, had a favorable impact on net sales of $0.6 million.
Operating profit from ongoing operations in the fourth quarter of 2016 increased in comparison to the fourth quarter of 2015 by $0.4 million, largely as a result of lower materials, supply and other net costs.

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2016 vs. 2015
Net sales in 2016 decreased versus 2015 primarily due to a decrease in average selling prices, partially offset by higher sales volume. Higher sales volume, primarily in the automotive market, had a favorable impact of $4.7 million on sales in 2016 versus 2015. Lower average selling prices, which had an unfavorable impact on net sales of $20.8 million, can be primarily attributed to a decrease in average aluminum market prices.
Operating profit from ongoing operations in 2016 increased in comparison to 2015 by $7.4 million, as a result of:

•
Higher volume ($0.9 million) and lower materials, supply and other net costs ($2.6 million, including $0.7 million of construction-related costs incurred in 2015 for the anodizing upgrade project); and

•	Improved management of freight logistics and lower utility costs ($2.2 million) and other efficiencies ($1.8 million).
Cast House Explosion
As previously disclosed, on June 29, 2016, the Bonnell Aluminum plant in Newnan, Georgia suffered an explosion in the casting department, resulting in injuries to five employees, one seriously. The explosion caused significant damage to the cast house and related equipment. Production in the extrusion and finishing areas of the plant resumed on June 30, 2016. The Company is in the process of replacing the damaged casting equipment and expects the cast house to be back in production by the end of the second quarter of 2017. The Newnan plant is now sourcing raw materials for its extrusion process from other Bonnell plants and from third party vendors.
Bonnell Aluminum has various forms of insurance to cover losses in the event of such incidents. These policies cover damage to buildings and equipment, workers compensation claims, third party claims, business interruption losses and additional expenses incurred as a result of the explosion.
During 2016, Bonnell recognized a gain of $1.9 million for insurance recoveries to-date associated with assets destroyed or damaged (included in “Other income (expense), net” in the Condensed Consolidated Statements of Income - see Note (a) in the Notes to Financial Tables for additional details). The Company also incurred $5.0 million of additional expenses during 2016, $4.3 million of which have been fully offset by insurance recoveries. The remaining $0.7 million in 2016 of additional expenses for which recovery from insurance is not assured are included in “Plant shutdowns, asset impairments, restructurings and other” in the Net Sales and Operating Profit by Segment table. As the insurance recovery process progresses, additional insurance recoveries are expected.
Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum were $15.9 million in 2016 compared to $8.1 million in 2015. Capital expenditures in 2016 included approximately $5 million for routine capital expenditures required to support operations and $9 million of a total $18 million expected to add extrusions capacity at the Niles, Michigan, manufacturing facility.  Bonnell Aluminum’s average extrusions capacity utilization at year end was in excess of 90%.  Projections of capital expenditures for Bonnell Aluminum of $27 million in 2017 include approximately $9 million to complete the extrusions capacity project at Niles, expenditures to fix the damage caused by the cast house explosion net of related insurance recoveries (facility upgrades of approximately $2 million will not be covered by insurance reimbursements), $9 million for routine items required to support legacy operations, and $6 million to support operations for Futura Industries, which was acquired in February 2017. Depreciation expense was $8.1 million in 2016 compared to $8.7 million in 2015, and is projected to be $12 million in 2017. Amortization expense was $1.0 million in 2016 and $1.0 million in 2015, and is projected to be $4 million in 2017.
Futura Acquisition
On February 15, 2017, Bonnell Aluminum completed the previously announced acquisition of Futura Industries Corporation (“Futura”) on a net debt-free basis for approximately $92 million. The acquisition, which was funded using Tredegar’s existing revolving credit facility (which matures in March 2021) and will be treated as an asset purchase for U.S. federal income tax purposes, is expected to be immediately accretive to Tredegar’s consolidated ongoing earnings.

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Futura, headquartered in Clearfield, Utah, with a national sales presence and particular strength in the western U.S., designs and manufactures a wide range of extruded aluminum products for a number of industries and end markets, including branded flooring trims and TSLOTSTM, as well as OEM (original equipment manufacturer) components for truck grills, solar panels, fitness equipment and other applications. Futura has approximately 350 employees and EBITDA (earnings before interest, taxes, depreciation and amortization) for 2016 of $13.6 million (unaudited). For additional information, please visit www.futuraind.com.
Corporate Expenses, Investments, Interest and Taxes
Pension expense was $10.9 million in 2016, a favorable change of $1.5 million from 2015. Most of the impact on earnings from lower pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $10.4 million in 2017. Corporate expenses, net decreased in 2016 versus 2015. In 2015, corporate expenses, net included non-operational costs of $4.9 million, which mainly consisted of employee-related charges of $3.9 million associated with the resignations of the Company’s former chief executive and chief financial officers in the second quarter of 2015.
Interest expense was $3.8 million in 2016 in comparison to $3.5 million in 2015.
The effective tax rate from continuing operations was significantly impacted by the tax effects of the special items included in the introductory earnings reconciliation table on the first page. The comparable effective tax rate excluding the impact of these special items was 31.6% in 2016 and 36.2% in 2015. More information on the significant differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2016 and 2015 will be provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
CAPITAL STRUCTURE
Total debt was $95.0 million at December 31, 2016, compared to $104.0 million at December 31, 2015. Net debt (debt in excess of cash and cash equivalents) was $65.5 million at December 31, 2016, compared with $59.8 million at December 31, 2015. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following: we have an underfunded defined benefit (pension) plan to which we will be required to make contributions; our performance is influenced by costs incurred by our operating companies, including, for example, the cost of raw materials and energy; our substantial international operations subject us to risks of doing business in countries outside the U.S., which could adversely affect our consolidated financial condition, results of operations and cash flows; we may not be able to successfully identify, complete or integrate strategic acquisitions; acquired businesses, including Futura Industries Corporation (“Futura”), may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including Futura, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; PE Films is highly dependent on sales associated with its top five customers, the largest of which is

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The Procter & Gamble Company, and the loss or significant reduction of sales associated with one or more of these customers could have a material adverse effect on our business; growth of PE Films depends on its ability to develop and deliver new products at competitive prices; the failure of PE Films’ customers, who are subject to cyclical downturns, to achieve success or maintain market share could adversely impact its sales and operating margins; uncertain economic conditions in Brazil could adversely impact the financial condition, results of operations and cash flows of Flexible Packaging Films; an impairment on our long-lived intangible assets, including goodwill, could have a material non-cash impact on our results of operations; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part II, Item 5 of Tredegar’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 and in Part I, Item 1A of Tredegar’s 2015 Annual Report on Form 10-K/A filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of our website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2016 sales of $828 million. With approximately 3,200 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Sales	$204,772	$216,989	$828,341	$896,177
Other income (expense), net (a) (c) (d)	900	(20,492)	2,381	(20,113)
	205,672	196,497	830,722	876,064

Cost of goods sold (a)	169,122	169,832	668,626	725,459
Freight	7,849	6,908	29,069	29,838
Selling, R&D and general expenses (a)	23,390	22,478	94,876	88,084
Amortization of intangibles	1,013	960	3,978	4,073
Interest expense	888	823	3,806	3,502
Asset impairments and costs associated with exit and disposal activities (a)	329	1,508	2,684	3,850
Goodwill impairment charge (b)	—	—	—	44,465
	202,591	202,509	803,039	899,271
Income (loss) before income taxes	3,081	(6,012)	27,683	(23,207)
Income taxes (benefit) (e)	1,353	(136)	3,217	8,928
Net income (loss)	$1,728	$(5,876)	$24,466	$(32,135)

Earnings (loss) per share:
Basic	$0.05	$(0.18)	$0.75	$(0.99)
Diluted	$0.05	$(0.18)	$0.75	$(0.99)

Shares used to compute earnings (loss) per share:
Basic	32,856	32,614	32,762	32,578
Diluted	32,900	32,614	32,775	32,578

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Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net Sales
PE Films	$79,672	$93,291	$331,146	$385,550
Flexible Packaging Films	27,140	27,993	108,028	105,332
Aluminum Extrusions	90,111	88,797	360,098	375,457
Total net sales	196,923	210,081	799,272	866,339
Add back freight	7,849	6,908	29,069	29,838
Sales as shown in the Consolidated Statements of Income	$204,772	$216,989	$828,341	$896,177

Operating Profit
PE Films:
Ongoing operations	$2,748	$12,426	$26,312	$48,275
Plant shutdowns, asset impairments, restructurings and other (a)	(924)	(2,129)	(4,602)	(4,180)
Flexible Packaging Films:
Ongoing operations	591	3,660	1,774	5,453
Plant shutdowns, asset impairments, restructurings and other (a)	(214)	—	(214)	(185)
Goodwill impairment charge (b)	—	—	—	(44,465)
Aluminum Extrusions:
Ongoing operations	10,008	9,569	37,794	30,432
Plant shutdowns, asset impairments, restructurings and other (a)	(1,582)	(344)	(741)	(708)
Total	10,627	23,182	60,323	34,622
Interest income	103	47	261	294
Interest expense	888	823	3,806	3,502
Gain (loss) on investment accounted for under fair value method (c)	1,800	(20,500)	1,600	(20,500)
Unrealized loss on investment property (d)	1,032	—	1,032	—
Stock option-based compensation costs	32	(88)	56	483
Corporate expenses, net (a)	7,497	8,006	29,607	33,638
Income (loss) before income taxes	3,081	(6,012)	27,683	(23,207)
Income taxes (benefit) (e)	1,353	(136)	3,217	8,928
Net income (loss)	$1,728	$(5,876)	$24,466	$(32,135)

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Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2016	December 31, 2015
Assets
Cash & cash equivalents	$29,511	$44,156
Accounts & other receivables, net	97,388	94,217
Income taxes recoverable	7,518	360
Inventories	66,069	65,325
Prepaid expenses & other	7,738	6,946
Total current assets	208,224	211,004
Property, plant & equipment, net	260,725	231,315
Goodwill & other intangibles, net	151,423	153,072
Other assets	30,790	27,869
Total assets	$651,162	$623,260
Liabilities and Shareholders’ Equity
Accounts payable	$81,342	$84,148
Accrued expenses	38,647	33,653
Total current liabilities	119,989	117,801
Long-term debt	95,000	104,000
Deferred income taxes	21,110	18,656
Other noncurrent liabilities	104,280	110,055
Shareholders’ equity	310,783	272,748
Total liabilities and shareholders’ equity	$651,162	$623,260

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Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$24,466	$(32,135)
Adjustments for noncash items:
Depreciation	28,494	30,909
Amortization of intangibles	3,978	4,073
Goodwill impairment charge	—	44,465
Deferred income taxes	(3,689)	(10,523)
Accrued pension income and post-retirement benefits	11,047	12,521
(Gain) loss on investment accounted for under the fair value method	(1,600)	20,500
Loss on asset impairments and divestitures	1,436	403
Net gain on sale of assets	(220)	(11)
Gain from insurance recoveries	(1,634)	—
Changes in assets and liabilities:
Accounts and other receivables	92	9,180
Inventories	1,127	1,137
Income taxes recoverable/payable	(7,061)	(1,849)
Prepaid expenses and other	(1,914)	(1,256)
Accounts payable and accrued expenses	161	(2,455)
Pension and postretirement benefit plan contributions	(8,061)	(2,709)
Other, net	2,250	2,006
Net cash provided by operating activities	48,872	74,256
Cash flows from investing activities:
Capital expenditures	(45,457)	(32,831)
Insurance proceeds from cast house explosion	1,156	—
Proceeds from the sale of assets and other	2,308	1,416
Net cash used in investing activities	(41,993)	(31,415)
Cash flows from financing activities:
Borrowings	96,750	107,000
Debt principal payments	(105,750)	(140,250)
Dividends paid	(14,456)	(13,725)
Debt financing costs	(2,606)	(78)
Proceeds from exercise of stock options and other	2,313	2,858
Net cash used in financing activities	(23,749)	(44,195)
Effect of exchange rate changes on cash	2,225	(4,546)
Decrease in cash and cash equivalents	(14,645)	(5,900)
Cash and cash equivalents at beginning of period	44,156	50,056
Cash and cash equivalents at end of period	$29,511	$44,156

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Notes to the Financial Tables
(Unaudited)

(a) Losses associated with plant shutdowns, asset impairments, restructurings and other items for continuing operations in the fourth quarter and full year of 2016 and 2015 detailed below are shown in the statement of net sales and operating profit by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.
Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2016 include:

•
Net pretax charges of $0.7 million related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, which consists of excess production costs for which recovery from insurance is not assured of $0.6 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and legal and consulting fees of $0.1 million (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.8 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of severance and other employee-related costs of $0.3 million, accelerated depreciation of $0.3 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.6 million associated with the acquisition of Futura Industries by Bonnell Aluminum (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.5 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.3 million related to the settlement of contingencies associated with the application of prior period Brazilian value-added tax credits in Flexible Packaging Films (included in “Cost of goods sold” in the condensed consolidated statements of income);

•	Pretax charges of $0.2 million associated with asset impairments in PE Films;

•
Net pretax gain of $0.1 million related to contractual indemnifications associated with the anticipated settlement of a Terphane pre-acquisition contingency (included in “Other income (expense), net” in the condensed consolidated statements of income); and

•
Net pretax gain of $0.1 million, associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes a pretax gain of $0.2 million related to the sale of the property, partially offset by pretax charges of $0.1 million associated with the shutdown of this facility.

Plant shutdowns, asset impairments, restructurings and other charges in 2016 include:

•
Net pretax income of $0.4 million related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, which includes the recognition of a gain of $1.9 million for a portion of the insurance recoveries approved by the insurer to begin the replacement of capital equipment, offset by the impairment of equipment damaged by the explosion of $0.3 million (net amount included in “Other income (expense), net” in the condensed consolidated statements of income) and other costs related to the explosion that are not recoverable from insurance of $0.6 million (included in “Selling, R&D and general expenses”) and excess production costs for which recovery from insurance is not assured of $0.6 million (included in “Cost of goods sold” in the condensed consolidated statements of income).

•
Pretax charges of $4.3 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of severance and other employee-related costs of $1.2 million, asset impairments of $0.4 million, accelerated depreciation of $0.6 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $2.0 million ($1.6 million is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.4 million associated with a business development project (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment);

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•
Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in PE Films ($0.1 million) and Corporate ($0.2 million) (included in “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•
Pretax charges of $0.6 million associated with the acquisition of Futura Industries by Bonnell Aluminum (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.5 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.3 million related to contingencies associated with the application of prior period Brazilian value-added tax credits in Flexible Packaging Films (included in “Cost of goods sold” in the condensed consolidated statements of income);

•	Pretax charges of $0.2 million associated with asset impairments in PE Films;

•
Net pretax gain of $0.1 million related to contractual indemnifications associated with the anticipated settlement of a Terphane pre-acquisition contingency (included in “Other income (expense), net” in the condensed consolidated statements of income); and

•
Net pretax charge of $0.1 million, associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes a pretax gain of $0.2 million related to the sale of the property, partially offset by pretax charges of $0.3 million associated with the shutdown of this facility.

Plant shutdowns, asset impairments, restructurings and other charges in the fourth quarter of 2015 include:

•
Pretax charge of $1.1 million ($0.4 million included in “Selling, R&D and general expense” in the condensed consolidated statement of income) for severance and other employee-related costs associated with restructurings in PE Films;

•
Pretax charges of $1.0 million associated with the consolidation of domestic PE films manufacturing facilities, which includes severance and other employee-related costs of $0.4 million, accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income), asset impairments of $84,000 and other facility consolidation-related expenses of $0.4 million ($89,000 is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $1.0 million associated with a business development project (included in “Selling, R&D and general expense” in the condensed consolidated statement of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•
Pretax charges of $0.3 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•	Pretax charges of $31,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other items in 2015 include:

•
Pretax charges of $3.9 million (included in “Selling, R&D and general expense” in the condensed consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment) for severance and other employee-related costs associated with the resignation of the Company’s former chief executive and chief financial officers;

•
Pretax charges of $2.2 million associated with the consolidation of domestic PE films manufacturing facilities, which includes severance and other employee-related costs of $0.8 million, asset impairments of $0.4 million, accelerated depreciation of $0.4 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.6 million ($0.1 million is included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charge of $2.2 million for severance and other employee-related costs ($0.4 million included in “Selling, R&D and general expense” in the condensed consolidated statement of income) associated with restructurings in PE Films ($2.0 million), Flexible Packaging Films ($0.2 million), Aluminum Extrusions ($35,000) and Corporate ($26,000 included in “Corporate expenses, net” in the statement of net sales and operating profit by segment);

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•
Pretax charges of $1.0 million associated with a business development project (included in “Selling, R&D and general expense” in the condensed consolidated statement of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•	Pretax charges of $0.4 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana; and

•
Pretax charges of $0.3 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income).

(b)
Goodwill impairment charge of $44.5 million ($44.5 million after taxes) recognized in Flexible Packaging Films in the third quarter of 2015 upon completion of an impairment analysis performed as of September 30, 2015. This non-operating, non-cash charge, as computed under GAAP, resulted from continuing competitive pressures primarily related to ongoing unfavorable economic conditions in its primary market of Brazil and excess global capacity in the industry.

(c) Unrealized gains on the Company’s investment in kaleo, Inc. (“kaléo”) of $1.8 million and $1.6 million were recognized in the fourth quarter of 2016 and for the full year 2016, respectively (included in “Other income (expense), net” in the condensed consolidated statements of income). The change in the estimated fair value of the Company’s holding in kaléo in the fourth quarter of 2016 and full-year 2016 are primarily related to favorable adjustments in the fair value for the passage of time, with the negotiated terms of the termination of sanofi-aventis U.S. LLC (“Sanofi’s”) exclusive rights license for Auvi-Q and Allerject in North America and the return of such rights to kaléo, and the announced reintroduction of the Auvi-Q product in the first quarter of 2017.
An unrealized loss on the Company’s investment in kaléo of $20.5 million was recognized in the fourth quarter of 2015 and for the full year 2015 (included in “Other income (expense), net” in the condensed consolidated statements of income). In 2009, kaléo licensed exclusive rights to Sanofi to commercialize an epinephrine auto-injector in the U.S. and Canada.  Sanofi began manufacturing and distributing the epinephrine auto-injector, under the names Auvi-Q® in the U.S. and Allerject® in Canada, in 2013.  Sanofi announced on October 28, 2015 a voluntary recall of all Auvi-Q and Allerject epinephrine injectors on the market.  The unrealized loss in the fourth quarter and full year 2015 reflects the estimated adverse impact of this product recall.
(d) The Company recorded an unrealized loss on its investment property in Alleghany and Bath Counties, Virginia (included in “Other income (expense), net” in the condensed consolidated statements of income) of $1.0 million in the fourth quarter of 2016.

(e)
Income taxes in 2016 included the recognition of an additional valuation allowance of $0.3 million related to expected limitations on the utilization of assumed capital losses on certain investments. Income taxes in 2015 included the partial reversal of a valuation allowance of $0.5 million related to the expected limitations on the utilization of assumed capital losses on certain investments that were recognized in prior years. The 2016 low effective tax rate is primarily due to the $6.4 million tax benefit from excess foreign tax credits that are related to the repatriation of cash from Brazil.

(f)	Net debt is calculated as follows:

(in millions)	December 31, 2016	December 31, 2015
Debt	$95.0	$104.0
Less: Cash and cash equivalents	29.5	44.2
Net debt	$65.5	$59.8
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

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(g) Tredegar’s presentation of net income (loss) and earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three and twelve months ended December 31, 2016 and 2015 are shown below in order to show the impact on the effective tax rate:

(in millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended December 31, 2016	(a)	(b)		(b)/(a)
Net income reported under GAAP	$3.1	$1.4	$1.7	43.9%
Losses associated with plant shutdowns, asset impairments and restructurings	0.8	0.3	0.5
Losses from sale of assets and other	1.2	—	1.2
Net income from ongoing operations	$5.1	$1.7	$3.4	31.4%
Three Months Ended December 31, 2015
Net income (loss) reported under GAAP	$(6.0)	$(0.1)	$(5.9)	2.3%
Losses associated with plant shutdowns, asset impairments and restructurings	2.2	0.8	1.4
Losses from sale of assets and other	21.9	6.4	15.5
Net income from ongoing operations	$18.1	$7.1	$11.0	39.0%
Twelve Months Ended December 31, 2016
Net income reported under GAAP	$27.7	$3.2	$24.5	11.6%
Losses associated with plant shutdowns, asset impairments and restructurings	4.9	1.8	3.1
(Gains) losses from sale of assets and other	0.6	5.5	(4.9)
Net income from ongoing operations	$33.2	$10.5	$22.7	31.6%
Twelve Months Ended December 31, 2015
Net income (loss) reported under GAAP	$(23.2)	$8.9	$(32.1)	(38.5)%
Losses associated with plant shutdowns, asset impairments and restructurings	4.8	1.8	3.0
Losses from sale of assets and other	25.8	8.1	17.7
Goodwill impairment charge	44.5	—	44.5
Net income from ongoing operations	$51.9	$18.8	$33.1	36.2%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com